Exhibit 10.46

WCI COMMUNITIES, INC.

2008

MANAGEMENT INCENTIVE COMPENSATION PLAN

(MICP)

I.	OBJECTIVE

The WCI Communities, Inc. (“WCI” or “Company”) Management Incentive Compensation Plan (the “MICP” or “Plan”) was established to reward the performance of those key employees whose efforts significantly impact WCI’s achievement of its annual financial goals and certain key operating or non-financial goals. The Plan will place emphasis on differentiating performance while maintaining a consistent reward theory and a common focus on achieving our financial and non-financial objectives. This Plan is designed to provide significant financial rewards (“Bonus Awards”) to participants when such objectives are met or exceeded. However, through a “pay-for-performance” structure, the Plan will generate reduced or no incentive payment when objectives or financial goals are not met.

The plan will operate on a calendar year basis (“Plan Year”).

II.	PARTICIPATION

A Plan participant (“Participant”) must be an officer or other key employee of WCI selected or approved annually by the Board of Directors or by the Executive Compensation Committee of the Board (the “Committee”). Unless otherwise determined by the Committee, Participants may not participate in any other formal incentive plan.

Termination of employment (whether voluntary or otherwise) prior to a payment date will result in the loss of the entire Bonus Award.

III.	PARTICIPANT CLASSIFICATION

Based on a Participant’s position within WCI, each Participant will be classified as a member of one of the following groups:

(i)	Corporate Administrative Personnel (“CAP”)

(ii)	Business Unit Employee (“BUE”)

IV.	BONUS AMOUNTS

A Participant’s (or Position’s) target MICP bonus amount (“Target Bonus”) will be established on an annual basis. The Committee shall, on an annual basis, based upon recommendations from the Chief Executive Officer, review and approve the total number of Participants in the MICP, each individual’s Target Bonus and the total aggregate Target Bonuses under the MICP for that year.

WCI Communities, Inc.

Management Incentive Compensation Plan

If a Participant receives a promotion during the Plan Year his or her Bonus Award will be based on a prorated monthly amount. A Participant who is hired into a MICP-eligible position after February 1 of a Plan Year will have his or her Bonus Award prorated based on the months that he or she was employed in the eligible position during the Plan Year.

V.	OBJECTIVES/ACHIEVEMENT MEASUREMENT

The amount of each Participant’s Bonus Award shall be determined based on a combination of (i) the Participant’s Target Bonus, (ii) the group within which the Participant is classified and, (iii) achievement of one or more of the following objectives: Corporate Financial Objectives, Division/Project Objectives, and Personal Objectives. Corporate Financial Objectives are approved annually by the Committee. Division/Project Objectives and Personal Objectives are reviewed and approved annually by the Chief Executive Officer.

A Participant may be eligible to receive a Bonus Award based on the extent to which objectives set for that Participant have been achieved. Objectives in respect of each Plan Year shall be established annually and shall be communicated to Participants prior to the end of the first calendar quarter of such Plan Year (or at some other time as determined by the Committee). Corporate Financial Objectives may be based upon pre-tax income, cash flow, net income, gross margin, return on capital and/or any other objectives deemed appropriate by the Committee, in its discretion.

The Committee has delegated to the Chief Executive Officer the authority to define the Bonus formulas and to determine Bonus Awards under the MICP, subject to the limitation that the total of all awards not exceed the amount of total bonus awards (under both MICP and SMICP) approved at plan performance for that year (the “Aggregate Bonus Limit”). In that regard, the Chief Executive Officer shall submit in advance to the Committee his specific Bonus recommendation with respect to all participants for confirmation and ratification by the Committee that such awards comply with the foregoing Aggregate Bonus Limit.

MICP Bonus Awards (if any) in respect of a Plan Year shall be paid by March 15th of the following Plan Year.

The matrix of a Participant’s classification and the weighting of objectives upon which his or her Bonus Award shall be determined as follows:

For the Plan Year 2008, the MICP bonus allocations are as follows:

Classification	Based on Corporate Financial Objectives	Based on Business Unit Objectives
Corporate Administrative Personnel	100%	Discretionary Adjustment
Business Unit Employees	100%	Discretionary Adjustment

Each Corporate Administrative Personnel and Business Unit Employee shall be eligible to receive incentive compensation paid on his or her individual Target Bonus in the event the

WCI Communities, Inc.

Management Incentive Compensation Plan

Corporate Objectives have been achieved. For 2008, there are three (3) Corporate Financial Objectives that must all be met in order for the 2008 Bonus Pool to fund. These will be considered the Minimum Threshold Performance Objectives. They are:

(i) Corporate Cash Flow – defined as 2008 Adjusted Free Cash Flow, computed by subtracting “Change in plant and equipment” from “Net cash (used in) provided by operating activities” as reflected on the Company’s “Consolidated Cash Flow Statement” for the year ending December 31, 2008, and further adjusted to exclude the effects of any land sales as defined by the Committee to the extent that they have the affect of increasing net cash provided by operating activities, and:

(ii) Spec Closings – defined as the closing of unsold inventory, and:

(iii) Shareholder Equity – Shareholder Equity at December 31, 2008 cannot be below $226,000,000, which is 93% of Projected Plan Equity of $241,299,000 (or we cannot miss our Plan Net Income projection of $178,800,000 by more than $15,000,000). Accounting adjustments relating to non cash changes during the year such as impairments and abandonments will be added back so as not to impact this Shareholder Equity measure.

Below are the Three Corporate Objectives Minimum Threshold Levels to be satisfied for the 2008 Plan Year:

Objective	Minimum Threshold
Corporate Cash Flow Minimum Threshold Level for 2008	$400,000,000
Spec Closings Minimum Threshold Level for 2008	650
90% of Shareholder Equity at 12/31/08	$226,000,000

If all three of the Corporate Financial Objectives Minimum Threshold Levels are achieved then the 2008 Bonus Pool will begin to fund.

VI.	PLAN FUNDING OF BONUS POOL

Once all three of the Corporate Financial Objectives Minimum Threshold Levels have been met, plan funding will occur based on the following two tables:

Corporate Cash Flow	Pool $
$400,000,000 - $449,999,999	$3,000,000 - $4,999,999
$450,000,000 - $549,999,999	$5,000,000 - $5,999,999
$550,000,000 - $649,999,999	$6,000,000 - $6,999,999
> $650,000,000	$7,000,000 and up

Spec Closings	Pool $
650 - 699	$500,000 - $999,999
700 - 799	$1,000,000 - $1,499,999
800 - 899	$1,500,000 - $1,999,999
900 - 999	$2,000,000 - $2,499,999
1,000 and up	$2,500,000 and up

WCI Communities, Inc.

Management Incentive Compensation Plan

For general purposes, Target performance levels are considered to be $450,000,000 in Corporate Cash Flow and 700 Spec Closings which would generate a combined total target pool of $6,000,000.

The tables above that are used to fund the 2008 Bonus Pool may result in an overall Bonus Pool that exceeds combined individual Target Bonuses. Any excess bonus dollars may be distributed to Participants at the discretion of the Chief Executive Officer based on overall Individual, Divisional and Company performance.

All calculations will be performed to one tenth (1/10) of one percent.

VII.	CHANGES TO PARTICIPANTS’ POSITION OR RESPONSIBILITY

If a Participant changes position or responsibility during the year, his or her manager is responsible for advising Human Resources how the change alters the Participant’s personal and/or financial objectives. Human Resources will then modify the individual worksheets and obtain approval from the Senior Executive of the Business Unit and the Chief Executive Officer. Failure to adhere to this provision will result in a final bonus determination made by Human Resources/Finance/Business Unit during the final calculation process.

IX.	IMPACT ON BENEFITS

A Participant’s Bonus Award, within legal limitations, will be eligible for contribution to the WCI Communities, Inc. 401(k) Savings Plan unless the Participant elects not to make such a contribution and notifies the payroll department in writing of this election. This contribution will also receive the applicable Company match.

X.	APPROVALS

At the beginning of each year, the Chief Executive Officer shall submit to the Executive Compensation Committee of the Board of Directors for its approval the proposed MICP for that year.

3/27/08
Jerry Starkey	Date

3/27/08
Paul D. Appolonia	Date

NOTE: This document is to inform the employees of potential compensation based on their performance and performance of the Company. All terms and conditions of this Plan may be

WCI Communities, Inc.

Management Incentive Compensation Plan

modified by WCI from time-to-time upon notice. This document is for information purposes only and in no way should be construed as an employment contract or other commitment to continue your employment.